LIVE NATION ENTERTAINMENT REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 23% for the Quarter to $2.2 Billion
•	Operating Income Up 76% for the Quarter to $74 Million
•	AOI Up 28% for the Quarter to $181 Million
•	Free Cash Flow Up 22% for the Quarter to $113 Million
•	Concert Ticket Sales for Shows in 2016 Up 17% through Mid-July
•	Sponsorship & Advertising Contracted Net Revenue Up 16% through Mid-July
•	Ticketmaster Global GTV Up 19% in the First Half

LOS ANGELES – July 28, 2016 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and six months ended June 30, 2016.
Live Nation delivered accelerated growth in the second quarter, with revenue up 23%, operating income up 76%, adjusted operating income, or AOI, up 28%, and free cash flow up 22%. Each of our core divisions - concerts, advertising and ticketing - contributed to this strong performance, with revenue and AOI up double digits in each business.
Our concerts business is our flywheel, attracting 19 million fans to shows globally in the quarter, which in turn also drove AOI growth in our ticketing, advertising and on-site businesses.
We have built the industry’s most scalable and unparalleled live platform, bringing over 500 million fans in 40 countries to live events each year. With concert and ticketing sales running well ahead of last year, we are confident that 2016 will be another record year of results for Live Nation overall and for each of our core divisions.

Concerts Global Platform Growth
Starting with the concerts business, through mid-July we have sold over 50 million tickets for our concerts that take place this year, pacing 17% ahead of this point last year. As a result, in the second quarter we grew revenue by 26%, operating income by $25 million and AOI by 61% in our concerts business. We continue to be by far the leading promoter in the world, having created a business model that is effective at attracting artists from the club to the stadium level, enabling us to then make money in our high margin on-site, ticketing and advertising businesses.

This year we are growing our concerts business across all dimensions, with an 18% increase in confirmed stadium, arena and amphitheater show count for the year, while also adding more festivals to our portfolio and continuing to expand our club and theater business. This growth is being delivered both in North America and internationally, with each projecting mid- to high-single digit growth in fan attendance for the full year.
We have continued to expand our global portfolio, and are now promoting concerts in 40 countries globally. In the past quarter we added The Governors Ball Music Festival in New York, Parklife Festival outside London, and secured the long-term management of the Palais Theatre in Melbourne, the city's most iconic concert venue.
At the same time we are seeing the benefits from improving the on-site fan experience. For the quarter, we delivered double-digit growth in net revenue per fan at our amphitheaters, increasing our contribution margin by over $2 per fan. Coming on top of last year’s growth of 80 cents per fan, we are seeing the results from improving our food and beverage offering and expanding our products to provide more options for high-end customers.
And our artist managers continue to be strategic to our overall business, providing a strong global pipeline of shows and supporting our growth initiatives.

Sponsorship & Advertising Delivered Continued Growth
In the sponsorship & advertising business, we continued delivering strong growth for the quarter, with revenue up 17%, operating income up 9% and AOI up 12%.
Live Nation's ongoing success in growing its high margin sponsorship & advertising business is based on its unique scale and breadth in the live experience space. No other advertising platform can match our 60 million on-site engaged fans along with 80 million monthly unique visitors to our websites, and over 500 million direct connections with fans attending events each year. From festivals to branded content to exclusive access to tickets and events, the combined Live Nation concerts and Ticketmaster platforms reach an audience at a level no other league or online company can match.
As a result, through mid-July, contracted net revenue, our key leading indicator for sponsorship & advertising, is up 16% and we have sold over 85% of our planned sponsorship & advertising for the year. And because of our platform's unique positioning and demonstrated effectiveness, our major sponsors continue to renew and expand their commitment to Live Nation and its platform. As of the end of the second quarter, we had roughly 50 sponsors projected to spend over $1 million with us this year, with a cumulative spend growth of 18% to over $200 million for the year.
With both sponsorship and online advertising increasing year-on-year, and a strong pipeline of committed business, at this point we are confident that we will deliver AOI growth this year consistent with the past several years.

Ticketmaster Marketplace Continues to Grow
Ticketmaster is the leading global ticketing marketplace, with over $25 billion in total global gross transaction value, or GTV, annually for all tickets processed, and after adding five more countries this quarter we now operate in 27 countries worldwide. This quarter we extended our leadership with 14% growth in total global GTV to $5.7 billion. Our secondary product has delivered GTV growth of over 20% for the ninth consecutive quarter, and it is up 49% year-on-year in the second quarter, to over $300 million. These then drove Ticketmaster revenue growth of 23%, operating income growth of 28% and AOI growth of 20% for the quarter.
One key component for continuing Ticketmaster’s growth is opening our marketplace to sell tickets on other distribution platforms, driving increased conversion and tapping into additional fan bases. Through the deployment of APIs with key partners such as Facebook, BandsinTown and Broadway.com, along with traditional distribution partners such as Groupon, we increased sales by 30% in the first half to more than 5 million tickets. Going forward, we see these and other distribution partners, including teams and artists, as a key way to extend our reach and continue selling more tickets powered by Ticketmaster.
And another key part of our growth has been building out our overall portfolio of ticketing products to super-serve specialized vertical segments, notably with Front Gate ticketing serving festivals and TicketWeb serving music clubs. Through these leading platforms in their respective segments, we have been able to deliver the tailored product of a specialist while leveraging the overall power of the Ticketmaster marketplace, selling more tickets and better serving our fans. With this strategy, so far this year in North America we have grown the GTV for our festival segment by 31% and club business by 12%.
Underlying this success is the continued expansion of our venue client base. During the quarter, we added nearly 400 new clients globally, making us confident that for the seventh consecutive year we will have a net renewal rate of over 100%. With the TM ONE software platform in full rollout, we are delivering an improved workflow for the venues while at the same time selling more tickets, pricing them better, and reducing Ticketmaster’s cost base. As a result of all this, in 2016 we have already had five of the top ten GTV months globally in Ticketmaster’s history.
As well as Ticketmaster has done this year, I have even greater expectations going forward. Every one of our ticketing verticals has tremendous runway for global growth. We now have a technology platform which enables us to deploy web and app products faster and more flexibly, and opening our platform is powering even more sales. This, combined with a strengthening value proposition to our growing base of venue clients, positions Ticketmaster for ongoing growth.

Summary
After our strong performance in the first half of the year, we expect 2016 to be another year of growth and record results for the company. Based on our leading indicators in concerts, sponsorship & advertising, and ticketing, we expect revenue and AOI growth in each of these businesses and overall for Live Nation this year.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Data above listed as "Mid-July" is as of July 18, 2016.

Photos by Getty Images: Beyoncé - Ethan Miller, Coldplay - Viktor Chlad/isifa, Rihanna - Thomas Starke

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and
Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 2ND QUARTER
(unaudited; $ in millions)

	Q2 2016 Reported	Q2 2015 Reported	Growth at Reported	Q2 2016 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$1,597.8	$1,268.4	26%	$1,614.2	27%
Sponsorship & Advertising	95.2	81.1	17%	96.5	19%
Ticketing	443.3	360.2	23%	447.0	24%
Artist Nation	86.7	87.8	(1%)	88.2	*
Other & Eliminations	(43.7)	(31.7)	(38%)	(43.7)	(38%)
	$2,179.3	$1,765.8	23%	$2,202.2	25%

Operating Income (Loss)
Concerts	$18.8	$(5.8)	*	$19.3	*
Sponsorship & Advertising	59.1	54.3	9%	59.6	10%
Ticketing	46.8	36.5	28%	46.6	28%
Artist Nation	(16.0)	(16.3)	2%	(15.8)	3%
Other & Eliminations	(4.2)	0.4	*	(4.2)	*
Corporate	(30.3)	(26.9)	(13%)	(30.3)	(13%)
	$74.2	$42.2	76%	$75.2	78%

Adjusted Operating Income (Loss)
Concerts	$60.2	$37.3	61%	$61.2	64%
Sponsorship & Advertising	63.8	56.9	12%	64.3	13%
Ticketing	87.5	73.2	20%	87.8	20%
Artist Nation	(1.8)	(3.2)	44%	(1.5)	53%
Other & Eliminations	(3.6)	(0.1)	*	(3.6)	*
Corporate	(25.0)	(22.4)	(12%)	(25.0)	(12%)
	$181.1	$141.7	28%	$183.2	29%
* percentages are not meaningful

FINANCIAL HIGHLIGHTS – 6 MONTHS
(unaudited; $ in millions)

	6 Months 2016 Reported	6 Months 2015 Reported	Growth at Reported	6 Months 2016 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,278.8	$1,891.6	20%	$2,309.6	22%
Sponsorship & Advertising	152.8	133.2	15%	155.3	17%
Ticketing	849.1	735.8	15%	859.5	17%
Artist Nation	161.8	165.8	(2%)	163.6	(1%)
Other & Eliminations	(55.5)	(40.3)	(38%)	(55.6)	(38%)
	$3,387.0	$2,886.1	17%	$3,432.4	19%

Operating Income (Loss)
Concerts	$(30.4)	$(48.4)	37%	$(31.1)	36%
Sponsorship & Advertising	84.4	80.7	5%	85.7	6%
Ticketing	82.1	70.8	16%	82.0	16%
Artist Nation	(33.4)	(32.4)	(3%)	(33.5)	(3%)
Other & Eliminations	(5.9)	(0.8)	*	(5.9)	*
Corporate	(55.9)	(51.6)	(8%)	(55.9)	(8%)
	$40.9	$18.3	*	$41.3	*

Adjusted Operating Income (Loss)
Concerts	$46.9	$25.6	83%	$47.2	84%
Sponsorship & Advertising	94.4	85.7	10%	95.7	12%
Ticketing	169.6	151.6	12%	170.8	13%
Artist Nation	(5.5)	(8.0)	31%	(5.3)	34%
Other & Eliminations	(5.9)	(1.7)	*	(5.9)	*
Corporate	(45.1)	(41.9)	(8%)	(45.1)	(8%)
	$254.4	$211.3	20%	$257.4	22%
* percentages are not meaningful

As of June 30, 2016, total cash and cash equivalents were $1.5 billion, which includes $606 million in ticketing client cash and $148 million in free cash. Event-related deferred revenue was $1.15 billion as of June 30, 2016, compared to $1.03 billion as of the same date in 2015. We currently expect capital expenditures for the year to be between approximately $175 million and $180 million, with approximately 60% to be revenue generating capital expenditures. In addition, we expect the amortization of nonrecoupable ticketing contract advances for 2016 full year to be in line with the total amount in 2015.

KEY OPERATING METRICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Concerts (1)
Estimated events:
North America	4,441	4,382	7,896	7,819
International	2,236	1,961	4,655	3,668
Total estimated events	6,677	6,343	12,551	11,487
Estimated fans (rounded):
North America	12,101,000	10,754,000	16,962,000	16,221,000
International	6,878,000	4,740,000	11,013,000	7,893,000
Total estimated fans	18,979,000	15,494,000	27,975,000	24,114,000
Ticketing (2)
Number of tickets sold (in thousands)	40,220	36,788	80,911	74,733

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our own events where our concert promoters control ticketing which are reported as the events occur. The total number of tickets sold reported above for the three months ended June 30, 2016 and 2015 excludes approximately 61 million and 61 million, respectively, and for the six months ended June 30, 2016 and 2015 excludes approximately 136 million and 133 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q2 2016	Q2 2015
Adjusted operating income	$181.1	$141.7
Less: Cash interest expense — net	(19.1)	(19.0)
Cash taxes	(14.2)	(13.1)
Maintenance capital expenditures	(23.2)	(14.9)
Distributions to noncontrolling interests — net	(6.7)	(5.5)
Distributions from (contributions to) investments in nonconsolidated affiliates	(5.1)	3.2
Free cash flow	$112.8	$92.4
Revenue generating capital expenditures	(29.5)	(22.9)
Net	$83.3	$69.5

($ in millions)	6 Months 2016	6 Months 2015
Adjusted operating income	$254.4	$211.3
Less: Cash interest expense — net	(43.9)	(42.5)
Cash taxes	(20.2)	(17.8)
Maintenance capital expenditures	(37.6)	(30.2)
Distributions to noncontrolling interests — net	(22.2)	(9.4)
Distributions from (contributions to) investments in nonconsolidated affiliates	(7.9)	5.9
Free cash flow	$122.6	$117.3
Revenue generating capital expenditures	(39.6)	(33.3)
Net	$83.0	$84.0

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	June 30, 2016
Cash and cash equivalents	$1,512.1
Client cash	(605.7)
Deferred revenue — event-related	(1,152.0)
Accrued artist fees	(65.0)
Collections on behalf of others	(19.9)
Prepaid expenses — event-related	478.4
Free cash	$147.9

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding expected revenue and adjusted operating income growth in 2016 for the company overall and for each of its businesses, including anticipated adjusted operating income growth in the company’s sponsorship and advertising business consistent with the past several years; projected mid- to high-single digit growth in concert fan attendance for the full year in North America and internationally; and the company’s future expectations for its Ticketmaster business, including the potential for global growth in all ticketing verticals. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements, acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuation.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss) constant currency	Foreign exchange impact	Adjusted operating income (loss) reported	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended June 30, 2016

Concerts	$61.2	$1.0	$60.2	$1.9	$(0.3)	$35.6	$4.2	$18.8
Sponsorship & Advertising	64.3	0.5	63.8	0.3	—	4.4	—	59.1
Ticketing	87.8	0.3	87.5	0.6	—	39.9	0.2	46.8
Artist Nation	(1.5)	0.3	(1.8)	1.0	—	14.2	(1.0)	(16.0)
Other and Eliminations	(3.6)	—	(3.6)	—	—	0.4	0.2	(4.2)
Corporate	(25.0)	—	(25.0)	4.4	—	1.0	(0.1)	(30.3)
Total Live Nation	$183.2	$2.1	$181.1	$8.2	$(0.3)	$95.5	$3.5	$74.2

	Three Months Ended June 30, 2015

Concerts	$37.3	$—	$37.3	$1.9	$(0.1)	$40.0	$1.3	$(5.8)
Sponsorship & Advertising	56.9	—	56.9	0.4	—	2.2	—	54.3
Ticketing	73.2	—	73.2	0.6	—	35.6	0.5	36.5
Artist Nation	(3.2)	—	(3.2)	1.2	—	10.8	1.1	(16.3)
Other and Eliminations	(0.1)	—	(0.1)	—	—	(0.5)	—	0.4
Corporate	(22.4)	—	(22.4)	4.0	—	0.5	—	(26.9)
Total Live Nation	$141.7	$—	$141.7	$8.1	$(0.1)	$88.6	$2.9	$42.2

	Six Months Ended June 30, 2016

Concerts	$47.2	$0.3	$46.9	$3.7	$(0.4)	$67.2	$6.8	$(30.4)
Sponsorship & Advertising	95.7	1.3	94.4	0.6	—	9.4	—	84.4
Ticketing	170.8	1.2	169.6	1.6	—	85.7	0.2	82.1
Artist Nation	(5.3)	0.2	(5.5)	2.2	—	26.6	(0.9)	(33.4)
Other and Eliminations	(5.9)	—	(5.9)	0.1	—	(0.3)	0.2	(5.9)
Corporate	(45.1)	—	(45.1)	8.9	0.1	1.8	—	(55.9)
Total Live Nation	$257.4	$3.0	$254.4	$17.1	$(0.3)	$190.4	$6.3	$40.9

	Six Months Ended June 30, 2015

Concerts	$25.6	$—	$25.6	$3.8	$0.2	$69.2	$0.8	$(48.4)
Sponsorship & Advertising	85.7	—	85.7	0.9	—	4.1	—	80.7
Ticketing	151.6	—	151.6	1.5	(0.2)	78.9	0.6	70.8
Artist Nation	(8.0)	—	(8.0)	2.6	—	20.8	1.0	(32.4)
Other and Eliminations	(1.7)	—	(1.7)	—	—	(0.9)	—	(0.8)
Corporate	(41.9)	—	(41.9)	8.8	—	1.0	(0.1)	(51.6)
Total Live Nation	$211.3	$—	$211.3	$17.6	$—	$173.1	$2.3	$18.3

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2016	December 31, 2015
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,512,099	$1,303,125
Accounts receivable, less allowance of $18,216 and $17,168, respectively	634,562	452,600
Prepaid expenses	779,743	496,226
Other current assets	43,548	36,364
Total current assets	2,969,952	2,288,315
Property, plant and equipment
Land, buildings and improvements	822,761	840,032
Computer equipment and capitalized software	511,693	505,233
Furniture and other equipment	242,079	233,271
Construction in progress	85,720	47,684
	1,662,253	1,626,220
Less accumulated depreciation	949,441	894,938
	712,812	731,282
Intangible assets
Definite-lived intangible assets, net	810,418	777,763
Indefinite-lived intangible assets	369,001	369,317
Goodwill	1,670,676	1,604,315
Other long-term assets	510,567	385,249
Total assets	$7,043,426	$6,156,241
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$710,087	$662,941
Accounts payable	103,722	58,607
Accrued expenses	778,101	686,664
Deferred revenue	1,347,953	618,640
Current portion of long-term debt, net	44,918	42,352
Other current liabilities	38,653	32,002
Total current liabilities	3,023,434	2,101,206
Long-term debt, net	1,985,190	2,002,662
Long-term deferred income taxes	198,617	199,472
Other long-term liabilities	127,887	142,267
Commitments and contingent liabilities
Redeemable noncontrolling interests	292,516	263,715
Stockholders’ equity
Common stock	2,024	2,020
Additional paid-in capital	2,412,928	2,428,566
Accumulated deficit	(1,083,176)	(1,075,111)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(136,404)	(111,657)
Total Live Nation stockholders’ equity	1,188,507	1,236,953
Noncontrolling interests	227,275	209,966
Total equity	1,415,782	1,446,919
Total liabilities and equity	$7,043,426	$6,156,241

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands except share and per share data)
Revenue	$2,179,258	$1,765,777	$3,386,974	$2,886,089
Operating expenses:
Direct operating expenses	1,605,688	1,279,099	2,389,891	2,000,388
Selling, general and administrative expenses	374,826	329,570	712,040	643,702
Depreciation and amortization	95,424	88,571	190,379	173,112
Gain on disposal of operating assets	(279)	(76)	(254)	(37)
Corporate expenses	29,440	26,368	54,049	50,614
Operating income	74,159	42,245	40,869	18,310
Interest expense	25,284	25,650	50,716	51,013
Interest income	(650)	(394)	(1,206)	(1,959)
Equity in losses (earnings) of nonconsolidated affiliates	305	367	(287)	(2,613)
Other expense (income), net	7,353	(8,500)	(1,194)	12,528
Income (loss) before income taxes	41,867	25,122	(7,160)	(40,659)
Income tax expense	5,406	4,910	12,333	5,655
Net income (loss)	36,461	20,212	(19,493)	(46,314)
Net income (loss) attributable to noncontrolling interests	(1,280)	5,156	(12,716)	(3,091)
Net income (loss) attributable to common stockholders of Live Nation	$37,741	$15,056	$(6,777)	$(43,223)

Basic and diluted net income (loss) per common share available to common stockholders of Live Nation	$0.13	$0.06	$(0.16)	$(0.25)

Weighted average common shares outstanding:
Basic	201,896,009	200,767,811	201,796,075	200,463,314
Diluted	208,601,733	208,778,589	201,796,075	200,463,314

Reconciliation to net income (loss) available to common stockholders of Live Nation:
Net income (loss) attributable to common stockholders of Live Nation	$37,741	$15,056	$(6,777)	$(43,223)
Accretion of redeemable noncontrolling interests	(11,292)	(3,105)	(24,628)	(6,993)
Basic and diluted net income (loss) available to common stockholders of Live Nation	$26,449	$11,951	$(31,405)	$(50,216)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(19,493)	$(46,314)
Reconciling items:
Depreciation	67,482	63,705
Amortization	122,897	109,407
Deferred income tax benefit	(2,708)	(1,415)
Amortization of debt issuance costs, discounts and premium, net	5,199	5,301
Non-cash compensation expense	17,144	17,562
Other, net	1,845	(494)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(171,670)	(122,058)
Increase in prepaid expenses and other assets	(407,450)	(317,566)
Increase in accounts payable, accrued expenses and other liabilities	186,888	33,936
Increase in deferred revenue	710,841	620,412
Net cash provided by operating activities	510,975	362,476
CASH FLOWS FROM INVESTING ACTIVITIES
Advances and collections of notes receivable, net	(4,513)	(14,136)
Investments made in nonconsolidated affiliates	(13,508)	(11,023)
Purchases of property, plant and equipment	(78,880)	(67,344)
Cash paid for acquisitions, net of cash acquired	(122,318)	(69,244)
Other, net	(191)	(2,194)
Net cash used in investing activities	(219,410)	(163,941)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(18,640)	(17,170)
Distributions to noncontrolling interests	(22,211)	(9,370)
Purchases and sales of noncontrolling interests, net	(16,559)	(9,491)
Proceeds from exercise of stock options	743	13,015
Payments for deferred and contingent consideration	(3,732)	(4,125)
Other, net	(8,695)	(5,221)
Net cash used in financing activities	(69,094)	(32,362)
Effect of exchange rate changes on cash and cash equivalents	(13,497)	(22,383)
Net increase in cash and cash equivalents	208,974	143,790
Cash and cash equivalents at beginning of period	1,303,125	1,382,029
Cash and cash equivalents at end of period	$1,512,099	$1,525,819